ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 2nd QUARTER 2011 FINANCIAL
INFORMATION

KENNEWICK, WASHINGTON --- August 16, 2011 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 2011.

EST reported sales for the second quarter 2011, of $312,384, compared to sales of $472,623 for the same quarter in 2010. For the second quarter of 2011 the Company recorded Net Loss of $(106,054), or $(0.02) per share, compared to a Net Loss of $(15,904), or $(0.00), for the second quarter of 2010. EST recorded a Net Income of $(105,565) or $(0.02) per share on sales of $845,604 for the six month period ended June 30, 2011, compared with a Net Income of $19,468 or $0.00 per share on sales of $1,027,652 for the same period in 2010.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30 2011	June 30 2010	June 30 2011	June 30 2010
Sales	$312,384	$472,623	$ 845,604	$ 1,027,652
Net income (loss) before tax	(151,754)	(19,404)	(143,465)	20,669
Net Income (loss)	(106,054)	(15,904)	(105,565)	19,468
Weighted average common Shares outstanding	5,158,667	5,158,667	5,158,667	5,158,667
Basic Earnings (Loss) per Share	$ (0.02)	$ (0.00)	$ (0.02)	$ 0.00
Diluted Earnings (Loss) per Share	$ (0.02)	$ (0.00)	$ (0.02)	$ 0.00

Selected Balance Sheet Information
(Unaudited)
	June 30, 2011	December 31, 2010
Cash and cash equivalents	$851,391	$ 1,133,720
Total current assets	2,934,255	3,180,771
Property & equipment (net)	63,609	44,255
Total assets	3,067,539	3,278,730
Total current liabilities	118,979	172,128
Long-term debt	-0-	-0-
Stockholders' equity	2,938,160	3,093,602

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM